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                                                                    EXHIBIT 23.3


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Accountants" in the Registration Statement on Form S-4 and the related proxy statement/prospectus of The Reader's Digest Association, Inc. for the registration of approximately 98,176,932 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the consolidated financial statements of Reiman Holding Company, LLC included in the Current Report on Form 8-K dated June 11, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
June 11, 2002